Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Chapman, Chief Financial Officer
(860) 236-6320

ARCADE ACQUISITION CORP.

COMMON STOCK AND WARRANTS TO TRADE SEPARATELY ON JUNE 14, 2007

NEW YORK, NEW YORK, June 12, 2007 — Arcade Acquisition Corp. (the “Company”; OTC Bulletin Board: ACDQU) announced today that Morgan Joseph & Co. Inc., the representative of the underwriters for its initial public offering of units, consummated on May 25, 2007, has notified it that commencing on June 14, 2007, the holders of the Company’s units may separately trade the common stock and warrants included in such units. The symbols for the common stock, warrants and units are ACDQ, ACDQW, and ACDQU, respectively.

Arcade Acquisition Corp. is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business.  Its efforts in identifying a prospective target business will not be limited to a particular industry or to any geographic location.

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of Company to satisfy the conditions to completion of the business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.